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                       May 16, 2022

       Shannon Wilkinson
       Chief Executive Officer
       Tego Cyber, Inc.
       8565 South Eastern Avenue
       Suite 150
       Las Vegas, Nevada 89123

                                                        Re: Tego Cyber, Inc.
                                                            Form 10-K for the
year ended June 30, 2021 filed on September 28, 2021
                                                            File No.
333-248929, and
                                                            Form 10-Q for the
Quarterly Period Ended December 31, 2021, filed on
                                                            February 14, 2022
                                                            File No. 000-56370

       Dear Ms. Wilkinson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology